As filed with the Securities and Exchange Commission on February 29, 2012

Registration No. 333-___________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GARMIN LTD.

(Exact name of registrant as specified in its charter)

Switzerland	98-0229227
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Mühlentalstrasse 2 8200 Schaffhausen Switzerland +41 52 630 1600
(Address and Telephone Number of Principal Executive Offices)

Garmin Ltd. 2011 Non-Employee Directors' Equity Incentive Plan

(Full title of the plan)

Joshua H. Maxfield, Esq.

c/o Garmin International, Inc.

1200 East 151st Street

Olathe, Kansas 66062

(913) 397-8200

(Name, address and telephone number of agent for service)

Copy to:

Victoria R. Westerhaus, Esq. Stinson Morrison Hecker LLP 1201 Walnut Street Kansas City, Missouri 64106 (816) 842-8600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Registered Shares, CHF 10.00 par value	208,586	$47.715	$9,952,680.99	$1,140.58

(1)	This amount represents shares available for issuance, as of June 3, 2011, under the Company's 2000 Non-Employee Directors' Option Plan. Pursuant to Rule 416, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h)(1) of the Securities Act of 1933, based on the average of the high and low prices of the Registered Shares as quoted on The NASDAQ Global Select Market on February 27, 2012.

EXPLANATORY NOTE

The documents containing the information specified in "Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information" of Form S-8 will be sent or given to participants of the Garmin Ltd. 2011 Non-Employee Directors' Equity Incentive Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the "SEC") either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

As permitted by the rules of the United States Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, and under the General Instructions to Part I of Form S-8, this registration statement omits the information specified in Part I of Form S-8.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The SEC allows Garmin Ltd. (the "Company," also referred to herein as "we" and "our") to "incorporate by reference" the information that it files with the SEC, which means:

•	incorporated documents are considered part of this registration statement;

•	we can disclose important information by referring the reader to these documents, which may be documents that we previously have filed with the SEC or that we will file with the SEC in the future; and

•	information that we file with the SEC will automatically update and supersede this registration statement and any previously incorporated information.

The Company incorporates by reference the documents or portions of documents listed below which were filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"):

•	Our Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC on February 29, 2012; and

•	The description of our registered shares contained in our registration statement on Form 8-A, as amended on June 28, 2010, including any amendment thereto or report filed for the purpose of updating such description.

The Company also incorporates by reference filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, that are filed with the SEC after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold.

Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that the Company discloses under Items 2.01 or 7.01 of any Current Report on Form 8-K that it may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this registration statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Although this area of law is unsettled in Switzerland, the Company believes, based on the interpretation of leading Swiss legal scholars, which is a persuasive authority in Switzerland, that, under Swiss law, the Company may indemnify the members of its board of directors and its officers unless the indemnification results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the member of the board of directors or officer concerned. Article 28 of the Company’s Articles of Association make indemnification of members of the board of directors and officers and advancement of expenses to defend claims against members of the board of directors and officers mandatory on the part of the Company to the fullest extent allowed by Swiss law. Swiss law permits the Company, or each member of the board of directors or officer individually, to purchase and maintain insurance on behalf of such members of the board of directors and officers. The Company has obtained such insurance from third party insurers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

The following Exhibits are filed as a part of this registration statement

Exhibit Number	Description
3.1	Articles of Association of Garmin Ltd. (incorporated by reference from Exhibit 3.1 of the Company's Form 8-K filed on June 28, 2010)
5.1	Opinion of KPMG AG regarding the legality of the securities being registered

23.1	Consent of Ernst & Young LLP
23.2	Consent of KPMG AG (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	Garmin Ltd. 2011 Non-Employee Directors' Equity Incentive Plan (incorporated by reference from Schedule 1 to the Company's Definitive Proxy Statement filed with the SEC on April 21, 2011)

Item 9. Undertakings

A. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Olathe, State of Kansas, on February 29, 2012.

GARMIN LTD.

By:	/s/ Min H. Kao
Name: Min H. Kao
Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Min H. Kao, Kevin Rauckman and Andrew R. Etkind and each of them, the undersigned's true and lawful attorneys-in-fact and agents with full power of substitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Min H. Kao Min H. Kao	Chairman of the Board of Directors, Chief Executive Officer and Director (principal executive officer)	February 29, 2012

/s/ Kevin Rauckman Kevin Rauckman	Chief Financial Officer and Treasurer (principal accounting and financial officer)	February 29, 2012

/s/ Clifton A. Pemble Clifton A. Pemble	Director	February 29, 2012

/s/ Gene M. Betts Gene M. Betts	Director	February 29, 2012

/s/ Donald H. Eller Donald H. Eller	Director	February 29, 2012

/s/ Thomas Poberezny Thomas Poberezny	Director	February 29, 2012

EXHIBIT INDEX

Exhibit Number	Description
3.1	Articles of Association of Garmin Ltd. (incorporated by reference from Exhibit 3.1 of the Company's Form 8-K filed on June 28, 2010)
5.1	Opinion of KPMG AG regarding the legality of the securities being registered
23.1	Consent of Ernst & Young LLP
23.2	Consent of KPMG AG (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
99.1	Garmin Ltd. 2011 Non-Employee Directors' Equity Incentive Plan (incorporated by reference from Schedule 1 to the Company's Definitive Proxy Statement filed with the SEC on April 21, 2011)